Exhibit 10.18

GUARANTY

In consideration of the sum of One Dollar ($1.00) to the undersigned, Kevin Brian Cox, in hand paid, receipt whereof is hereby acknowledged, and in further consideration of the total $300,000.00 of funds of Dennis Winfrey held in the bank accounts owned by ECS Prepaid, LLC, Electronic Check Services, Inc., a Missouri corporation and Central States Legal Services, Inc., a Missouri corporation (collectively “Sellers”) as and for working capital, the undersigned hereby guarantees the repayment of such $300,000.00 by Surge Holdings, Inc. as set forth in that certain Stock Purchase Agreement between Sellers and Surge Holdings, Inc. (the “Agreement”).

Seller Parties shall give the undersigned notice of any default under said Agreement.

All notices sent to the undersigned pursuant to the provisions of this Guaranty shall be in writing and sent via United States certified or registered mail to the following address:

Kevin Brian Cox

3124 Brother Blvd. Suite 104

Bartlett, TN 38133

provided, however, that the undersigned may designate a future or different address to which subsequent notices shall be sent. Notice shall be deemed given upon receipt or upon refusal to accept delivery.

In the event of litigation between Seller Parties and the undersigned in connection with this Guaranty, the reasonable attorneys’ fees and court costs incurred by the party prevailing in such litigation shall be borne by the non-prevailing party.

In Witness Whereof, the undersigned has executed and delivered this instrument, under seal, the ________ day of January, 2020.

Kevin Brian Cox